Exhibit 99.1

For immediate release	January 21, 2019

Crown Crafts Announces Retirement of NoJo Baby & Kids CEO Nanci Freeman and Appointment of Donna Sheridan as Successor

Gonzales, Louisiana – Crown Crafts, Inc. (NASDAQ-CM: CRWS) (the “Company”) today announced that Nanci Freeman, the President and Chief Executive Officer of the Company’s subsidiary, NoJo Baby & Kids, Inc. (“NoJo”), will be retiring on August 30, 2019. Ms. Freeman has been promoted to serve until her retirement date as Executive Chairperson of NoJo and Donna Sheridan has been named NoJo’s new President and Chief Executive Officer.

Ms. Freeman has served as President and Chief Executive Officer of NoJo since 1997. She began her career with Red Calliope and Associates, which was acquired by the Company in 1995. During her more than forty years of service, she helped build NoJo into a leader in the infant and juvenile products industry.

“It has been an honor to lead NoJo over the last twenty years, and I am incredibly proud of the innovative products we have created for consumers, as well as our retail and licensing partners,” said Ms. Freeman. “I want to thank our outstanding employees, customers and suppliers for their support and commitment. NoJo has an exciting future ahead, with a strong team and a solid foundation. I look forward to working alongside my colleagues over the next several months to ensure a smooth transition.”

“On behalf of the entire Crown Crafts team, I want to thank Nanci for her contributions to NoJo and the Company,” said E. Randall Chestnut, Chairman, President and Chief Executive Officer of the Company. “Under Nanci’s leadership, NoJo has evolved tremendously, while continuing to set the standard in quality and value for our customers. We are deeply appreciative of Nanci’s service and wish her the very best in her retirement.”

“At the same time, I am thrilled to welcome Donna Sheridan to Crown Crafts,” Chestnut continued. “In Donna, we believe we have found the right business leader to fulfill this critical role. Her proven expertise, strategic vision and depth of experience in the infant and juvenile consumer products industry will serve the Company and our stakeholders well. I am confident she is the right person to lead NoJo to continued success.”

Ms. Sheridan most recently served for more than eight years as Senior Vice President of Lambs & Ivy, Inc., a designer and manufacturer of bedding, accessories and gifts for babies. Prior to that, she served for almost fifteen years in senior leadership roles in merchandising, brand management and sales with The Walt Disney Company.

“I am very excited to join NoJo and build on the foundation that Nanci and her team have created,” said Ms. Sheridan. “Although the retail environment and consumer preferences have been rapidly changing, NoJo is well positioned with its innovative products, reputation for quality and successful track record of delivering value. There are many exciting prospects for growth in this space, and I am thrilled to have the opportunity to lead NoJo into the future.”

About Crown Crafts, Inc.

Crown Crafts, Inc. designs, markets and distributes infant, toddler and juvenile consumer products, Crown Crafts, Inc., founded in 1957, is one of America’s largest producers of infant bedding, toddler bedding, bibs and developmental toys. Crown Crafts, Inc. operates through its three wholly owned subsidiaries, NoJo Baby & Kids, Inc., Sassy Baby, Inc. and Carousel Designs, LLC. The Company’s subsidiaries market a variety of infant, toddler and juvenile products under Company-owned trademarks, as well as licensed collections and exclusive private label programs. Sales are made directly to retailers such as mass merchants, large chain stores and juvenile specialty stores, as well as directly to consumers through www.babybedding.com. For more information, visit the Company’s website at www.crowncrafts.com.

Contact:

Olivia W. Elliott
Vice President and Chief Financial Officer or	Halliburton Investor Relations
(225) 647-9124	(972) 458-8000
oelliott@crowncrafts.com